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                                                                   EXHIBIT 24.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the registration of 600,000 shares of common stock, without par value (stated value of $.10 per share), of Bowmar Instrument Corporation of our report dated November 28, 1994, on our audits of the consolidated financial statements of Bowmar Instrument Corporation and Subsidiaries as of October 1, 1994 and October 2, 1993 and for each of the three years in the period ended October 1, 1994, which report is included in the Annual Report on Form 10-K for the fiscal year ended October 1, 1994.



/S/ COOPERS & LYBRAND L.L.P.

COOPERS & LYBRAND L.L.P.


Phoenix, Arizona
August 24, 1995